Exhibit 99.1

Inotiv Reports Fourth Quarter and Full Year Financial Results for Fiscal 2025 and Provides Business Update

–Fourth quarter fiscal 2025 revenue up 5.9% to $138.1 million
–Fiscal 2025 revenue increased 4.5% to $513.0 million
–Fourth quarter fiscal 2025 operating loss decreased 48.5% to $6.8 million
–Fiscal 2025 operating loss decreased 64.2% to $30.9 million
–Conference call scheduled for today at 4:30 pm ET

WEST LAFAYETTE, IN, December 3, 2025 – Inotiv, Inc. (Nasdaq: NOTV) (the “Company”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q4 FY 2025”) ended September 30, 2025, and twelve months ("FY 2025") ended September 30, 2025.

Revenue by Segment (in millions of USD)

	Three Months Ended September 30,		% change (1)	Twelve Months Ended September 30,		% change (1)
	2025	2024		2025	2024
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
DSA (Discovery & Safety Assessment)	$51.6	$44.6	15.7%	$187.9	$180.1	4.3%
RMS (Research Models & Services)	$86.5	$85.8	0.8%	$325.1	$310.6	4.7%
Total (1)	$138.1	$130.4	5.9%	$513.0	$490.7	4.5%

(1) Table may not foot and percentages may not recalculate due to rounding.

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “During the fourth quarter of fiscal 2025, we continued to execute on the financial goals we outlined during our investor day in May. We have continued to focus on key elements in an effort to improve our cash flow, margins and client metrics. We were pleased that our revenue improved over the third quarter, and the year over year quarterly revenue increase of 5.9% was in line with our expectations.

"We remain highly focused on client satisfaction and delivery of on-time, high quality products and services. In the fourth quarter, we saw DSA revenue increase 15.7% over the prior year quarter and DSA net awards increase approximately 61% over the prior year quarter. We consistently monitor operational data and client metrics to help build a strong recurring client base. This quarter’s results demonstrate continued progress in the execution of our strategic plans. We want to thank all of our employees, shareholders and partners for their support and trust."

Highlights

Q4 FY 2025 Highlights

•Revenue was $138.1 million in Q4 FY 2025, an increase of $7.7 million, or 5.9%, compared to $130.4 million during the three months ended September 30, 2024 (“Q4 FY 2024”), driven by an increase of $7.1 million, or 15.7%, in Discovery and Safety Assessment ("DSA") revenue and an increase of $0.7 million, or 0.8%, in Research Models and Services ("RMS") revenue.
•Consolidated net loss for Q4 FY 2025 was $8.6 million, or 6.2% of total revenue, compared to consolidated net loss of $18.9 million, or 14.5% of total revenue, in Q4 FY 2024.
•Adjusted EBITDA1 in Q4 FY 2025 was $11.8 million, or 8.5% of total revenue, compared to $5.4 million, or 4.1% of total revenue, in Q4 FY 2024.
•Book-to-bill ratio for Q4 FY 2025 was 1.08x for the DSA services business.
•DSA backlog was $138.2 million at September 30, 2025, up from $129.9 million at September 30, 2024.

FY 2025 Highlights

•Revenue was $513.0 million in FY 2025, an increase of $22.3 million, or 4.5%, compared to $490.7 million during the twelve months ended September 30, 2024 (“FY 2024”), driven by an increase of $14.5 million, or 4.7%, in RMS revenue and a $7.8 million, or 4.3%, increase in DSA revenue.
•Consolidated net loss for FY 2025 was $68.6 million, or 13.4% of total revenue, compared to consolidated net loss of $108.9 million, or 22.2% of total revenue, in FY 2024.
•Adjusted EBITDA1 in FY 2025 was $34.0 million, or 6.6% of total revenue, compared to $18.2 million, or 3.7% of total revenue, in FY 2024.
•Book-to-bill ratio for FY 2025 was 1.05x for the DSA services business.

1 This is a non-GAAP financial measure. Refer to “Note on Non-GAAP Financial Measures” in this release for further information.

Recent Developments

•The Company recently engaged Perella Weinberg Partners to provide general financial advisory and investment banking services to assist the Company in exploring potential debt refinancing alternatives.
•In connection with Phase Two of our site optimization plans, we sold two U.S. properties during fiscal year 2025. The net proceeds from the sale in June 2025 were used to repay principal on our term loans during Q4 FY 2025, and the net proceeds from the sale in September 2025 were used to repay principal on our term loans during October 2025.
•On August 8, 2025, we became aware of a cybersecurity incident affecting certain of our systems and data (the “2025 Cybersecurity Incident”). We have restored availability and access to our networks and systems. The forensic investigation of the 2025 Cybersecurity Incident is now complete and determined that between approximately August 5-8, 2025, a threat actor gained unauthorized access to the Company’s systems and may have acquired certain data. The Company is in the process of providing notifications regarding the 2025 Cybersecurity Incident in accordance with applicable legal obligations. While we have identified the likely scope of the incident, the full operational and financial impacts are still being evaluated. Accordingly, we have not yet determined whether the 2025 Cybersecurity Incident is reasonably likely to have a material impact on the Company.

Fourth Quarter Fiscal 2025 Financial Results (Three Months Ended September 30, 2025)

Revenue increased 5.9% to $138.1 million in Q4 FY 2025 as compared to $130.4 million in Q4 FY 2024. The higher total revenue in Q4 FY 2025 was primarily driven by an increase of $7.1 million in DSA revenue. The increase in DSA revenue was primarily driven by a $3.9 million increase in safety assessment services revenue as a result of an increases in biotherapeutic analysis revenue in connection with new business at our Rockville facility, an increase in general toxicology services revenue and an increase in surgical services revenue. The remaining increase in DSA revenue was primarily due to an increase in our discovery and translational sciences services revenue of $3.2 million.

Operating loss was $6.8 million in Q4 FY 2025 as compared to $13.2 million in Q4 FY 2024. The decrease in operating loss was primarily driven by increases in RMS operating income of $2.9 million and in DSA operating income of $2.3 million, as well as a reduction in unallocated corporate expenses of $1.1 million. The increase in RMS operating income was driven by a reduction in cost of services provided and cost of products sold (collectively, "cost of revenue"), primarily driven by reductions in costs related to non-human primates ("NHPs"), operating expenses and depreciation and amortization of intangible assets. The increase in DSA operating income was driven by the increase in revenue discussed above, partially offset by an increase in cost of revenue primarily driven by increased research model expenses, compensation and benefits expense, professional fees and facility-related expenses.

Fiscal 2025 Financial Results (Twelve Months Ended September 30, 2025)

Revenue increased 4.5% to $513.0 million in FY 2025 as compared to $490.7 million in FY 2024. The higher total revenue was primarily driven by an increase of $14.5 million in RMS revenue and a $7.8 million increase in DSA revenue. The increase in RMS revenue was due primarily to increased NHP product and service revenues of $14.3 million. The increase in DSA revenue was primarily driven by a $6.4 million increase in safety assessment services revenue as a result of an increase in biotherapeutic analysis revenue in connection with new business at our Rockville facility, an increase in surgical services revenue and an increase in general toxicology services revenue. The remaining increase in DSA revenue was primarily due to an increase in our discovery and translational science services revenue.

Operating loss was $30.9 million in FY 2025 as compared to $86.4 million in FY 2024. The decrease in operating loss was primarily driven by an increase in RMS operating income of $52.5 million. This was primarily driven by a decrease in RMS operating expenses of $38.2 million, the increase in RMS revenue of $14.5 million discussed above and a decrease in RMS depreciation and amortization of intangible assets of $1.4 million, partially offset by an increase in RMS cost of revenue of $1.5 million. The decrease in RMS operating expenses was primarily driven by the $28.5 million charge incurred during FY 2024 related to the Resolution Agreement and Plea Agreement, which did not repeat during FY 2025, and the legal settlement of $7.6 million that we received during FY 2025, among other immaterial changes.

Cash and cash equivalents was $21.7 million at September 30, 2025, compared to $21.4 million at September 30, 2024. Cash used in operating activities was $10.5 million for FY 2025 compared to $6.8 million of cash used in operating activities for FY 2024. For FY 2025, capital expenditures totaled $16.6 million compared to $22.3 million for FY 2024. Total debt, net of debt issuance costs, as of September 30, 2025, was $402.1 million compared to $393.3 million on September 30, 2024. As of September 30, 2025, there were $3.0 million of borrowings on the Company’s $15.0 million revolving credit facility.

Webcast and Conference Call

Management will host a conference call on Wednesday, December 3, 2025, at 4:30 pm ET to discuss fourth quarter and fiscal year 2025 results.

Interested parties may participate in the call by dialing:
•(800) 225-9448 (Domestic)
•(203) 518-9708 (International)
•"INOTIV" (Conference ID)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1743648&tp_key=169e7235ab

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://ir.inotiv.com/events-and-presentations/default.aspx.

Note on Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States ("GAAP:), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and twelve months ended September 30, 2025 and 2024, and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net loss statements of operations line items interest expense, net and income tax benefit, as well as non-cash charges for depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange (gain) loss, amortization of inventory step up, loss (gain) on disposition of assets, amounts received from a legal settlement with Freese and Nichols, Inc. ("FNI"), other unusual, third party costs, gain on debt extinguishment and the charge in connection with the Resolution Agreement and Plea Agreement. The adjusted business segment information excludes from operating loss and unallocated corporate operating expenses for these same expenses. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's condensed consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotiv.com/.

This release contains "forward-looking statements," within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words such as “aim”, “anticipate”, “assume”, “believe”, “could”, “estimate”, “expect”, “future”, “goal”, “intend”, “likely”, “may”, “plan”, “project”, “seek”, “strategy”, “target”, “will” and similar expressions. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to, trends in the demand for the Company’s services and products, including as a result of fluctuations in research and development spending by pharmaceutical and biotechnology companies; trends in the industries that consume the Company’s services and products; market and company-specific impacts of non-human primate supply and demand matters; compliance with the Resolution Agreement and Plea Agreement and the expected impacts on the Company related to the compliance plan and compliance monitor, and the expected amounts, timing and expense treatment of cash payments and other investments thereunder; the Company’s ability to service its substantial outstanding indebtedness and to comply or regain compliance with financial covenants; the Company’s current and forecasted cash position; the Company’s ability to make capital expenditures, fund its operations and satisfy its obligations; the Company’s ability to manage recurring and unusual costs; the Company’s ability to execute on and realize the expected benefits related to its restructuring and site optimization plans; the Company’s expectations regarding the volume of new bookings, pre-sales, pricing, cost savings initiatives, expansion of services, operating income or losses and liquidity; the Company’s ability to effectively fill the recent expanded capacity or any future expansion or acquisition initiatives; the Company’s ability to develop and build infrastructure and teams to manage growth and projects; the Company’s ability to continue to retain and hire key talent; the Company’s ability to market its services and products under its corporate name and relevant brand names; the Company’s ability to develop new services and products; the Company’s ability to negotiate amendments to the Credit Agreement or obtain waivers related to the financial covenants defined within the Credit Agreement; the potential outcome of litigation against the Company, including any settlement and amounts accrued or recoverable; the Company’s ability to maintain effective data protection, privacy and cybersecurity measures and to mitigate legal, financial and reputational risks in the event of a cyber incident, including the 2025 Cybersecurity Incident; and the impact of macroeconomic factors, including but not limited to tariffs and trade policies, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission. Further discussion of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company’s Annual Report on Form 10-K as filed on December 4, 2024, as well as other filings with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Steve Halper
(765) 497-8381	(646) 876-6455
beth.taylor@inotiv.com	shalper@lifesciadvisors.com

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Service revenue	$63,602	$54,475	$232,866	$219,663
Product revenue	74,540	75,942	280,158	271,076
Total revenue	$138,142	$130,417	$513,024	$490,739
Costs and expenses:
Cost of services provided (excluding depreciation and amortization of intangible assets)	45,148	40,464	170,867	157,826
Cost of products sold (excluding depreciation and amortization of intangible assets)	59,965	60,014	221,177	221,742
Selling	5,400	5,102	21,145	20,883
General and administrative	16,916	20,529	71,099	77,034
Depreciation and amortization of intangible assets	13,940	14,594	55,928	57,118
Other operating expense	3,555	2,881	3,710	42,542
Operating loss	$(6,782)	$(13,167)	$(30,902)	$(86,406)
Other (expense) income:
Interest expense	(15,703)	(12,316)	(56,593)	(46,884)
Other (expense) income	(737)	1,438	(273)	2,530
Loss before income taxes	$(23,222)	$(24,045)	$(87,768)	$(130,760)
Income tax benefit	14,670	5,154	19,143	21,875
Consolidated net loss	$(8,552)	$(18,891)	$(68,625)	$(108,885)
Less: Net (loss) income attributable to noncontrolling interests	—	—	—	(440)
Net loss attributable to common shareholders	$(8,552)	$(18,891)	$(68,625)	$(108,445)

Loss per common share
Net loss attributable to common shareholders:
Basic	$(0.25)	$(0.73)	$(2.11)	$(4.19)
Diluted	$(0.25)	$(0.73)	$(2.11)	$(4.19)
Weighted-average number of common shares outstanding:
Basic	34,355	26,001	32,452	25,897
Diluted	34,355	26,001	32,452	25,897

INOTIV, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	As of September 30,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$21,741	$21,432
Trade receivables and contract assets, net of allowances for credit losses of $6,397 and $6,931, respectively	78,222	73,560
Inventories, net	45,738	18,173
Prepaid expenses and other current assets	48,890	50,248
Total current assets	194,591	163,413

Property and equipment, net	180,726	188,328
Operating lease right-of-use assets, net	46,358	49,165
Goodwill	94,286	94,286
Other intangible assets, net	240,197	274,396
Other assets	14,956	11,773
Total assets	$771,114	$781,361

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$48,531	$33,526
Accrued expenses and other liabilities	44,722	28,218
Revolving credit facility	3,000	—
Fees invoiced in advance	51,512	41,986
Current portion of long-term operating lease	6,896	11,774
Current portion of long-term debt	402,123	3,538
Total current liabilities	556,784	119,042
Long-term operating leases, net	44,344	40,010
Long-term debt, less current portion, net of debt issuance costs	—	389,801
Other long-term liabilities	28,385	34,963
Deferred tax liabilities, net	5,573	27,041
Total liabilities	635,086	610,857

Shareholders’ equity:
Common shares, no par value:
Authorized 74,000,000 shares at September 30, 2025 and September 30, 2024; 34,357,251 issued and outstanding at September 30, 2025 and 26,015,129 at September 30, 2024	8,551	6,466
Additional paid-in capital	756,062	724,789
Accumulated deficit	(630,813)	(562,163)
Accumulated other comprehensive income	2,228	1,412
Total equity attributable to common shareholders	136,028	170,504
Total liabilities and shareholders’ equity	$771,114	$781,361

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2025	2024
Operating activities:
Consolidated net loss	$(68,625)	$(108,885)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	55,928	57,118
Employee stock compensation expense	6,028	6,740
Changes in deferred taxes	(21,612)	(23,251)
Provision for expected credit losses	(492)	58
Amortization of debt issuance costs and original issue discount	5,206	3,745
Noncash interest and accretion expense	12,535	7,378
Other non-cash operating activities	1,721	(452)
Gain on debt extinguishment	—	(1,860)
Changes in operating assets and liabilities:
Trade receivables and contract assets	(3,830)	14,168
Inventories	(27,587)	38,210
Prepaid expenses and other current assets	2,501	(16,357)
Operating lease right-of-use assets and liabilities, net	2,263	1,589
Accounts payable	12,335	613
Accrued expenses and other liabilities	14,054	2,158
Fees invoiced in advance	9,125	(14,339)
Other asset and liabilities, net	(10,005)	26,562
Net cash used in operating activities	(10,455)	(6,805)

Investing activities:
Capital expenditures	(16,615)	(22,310)
Proceeds from sale of property and equipment	3,724	5,478
Net cash used in investing activities	(12,891)	(16,832)

Financing activities:
Payments on revolving credit facility	(23,000)	(12,000)
Payments on senior term notes and delayed draw term loans	(4,945)	(3,454)
Borrowings on revolving loan facility	26,000	12,000
Issuance of second lien notes	—	17,000
Issuance of common shares	27,524	—
Other financing activities, net	(1,878)	(3,871)
Net cash provided by financing activities	23,701	9,675

Effect of exchange rate changes on cash and cash equivalents	(46)	(98)

Net increase (decrease) in cash and cash equivalents	309	(14,060)
Cash and cash equivalents at beginning of period	21,432	35,492
Cash and cash equivalents at end of period	$21,741	$21,432

Noncash financing activity:
Non-cash debt issuance costs	$—	$3,512

Supplemental disclosure of cash flow information:
Cash paid for interest	$38,837	$36,138
Income taxes paid, net	$749	$1,843

INOTIV, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECT BUSINESS SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
DSA
Revenue	51,639	44,568	187,943	180,116
Operating income	4,245	1,928	8,284	8,699
Operating income as a % of total revenue	3.1%	1.5%	1.6%	1.8%
Add back:
Depreciation and amortization	4,436	4,605	17,979	17,865
Restructuring costs (1)	—	124	—	465
Startup costs (2)	574	709	2,282	3,278
Total non-GAAP adjustments to operating income	5,010	5,438	20,261	21,608
Non-GAAP operating income	9,255	7,366	28,545	30,307
Non-GAAP operating income as a % of DSA revenue	17.9%	16.5%	15.2%	16.8%
Non-GAAP operating income as a % of total revenue	6.7%	5.6%	5.6%	6.2%

RMS
Revenue	86,503	85,849	325,081	310,623
Operating income (loss)	3,986	1,044	20,611	(31,929)
Operating income (loss) as a % of total revenue	2.9%	0.8%	4.0%	(6.5%)
Add back:
Depreciation and amortization	9,288	9,833	37,241	38,614
Restructuring costs (1)	363	391	1,741	2,909
Amortization of inventory step up	—	142	—	351
Legal settlement (3)	—	—	(7,550)	—
Other unusual, third party costs (4)	1,261	1,258	4,705	5,886
Resolution Agreement and Plea Agreement (6)	—	—	—	28,500
Total non-GAAP adjustments to operating income (loss)	10,912	11,624	36,137	76,260
Non-GAAP operating income	14,898	12,668	56,748	44,331
Non-GAAP operating income as a % of RMS revenue	17.2%	14.8%	17.5%	14.3%
Non-GAAP operating income as a % of total revenue	10.8%	9.7%	11.1%	9.0%

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024

Unallocated Corporate Operating Loss	(15,013)	(16,139)	(59,797)	(63,176)
Unallocated corporate operating loss as a % of total revenue	(10.9)%	(12.4)%	(11.7)%	(12.9)%
Add back:
Depreciation and amortization	216	156	708	639
Stock compensation expense	1,384	1,622	6,028	6,740
Other unusual, third party costs (5)	1,223	—	1,223	—
Acquisition and integration costs	—	—	—	70
Total non-GAAP adjustments to operating loss	2,823	1,778	7,959	7,449
Non-GAAP operating loss	(12,190)	(14,361)	(51,838)	(55,727)
Non-GAAP operating loss as a % of total revenue	(8.8)%	(11.0)%	(10.1)%	(11.4)%

Total
Revenue	138,142	130,417	513,024	490,739
Operating loss	(6,782)	(13,167)	(30,902)	(86,406)
Operating loss as a % of total revenue	(4.9)%	(10.1)%	(6.0)%	(17.6)%
Add back:
Depreciation and amortization	13,940	14,594	55,928	57,118
Stock compensation expense	1,384	1,622	6,028	6,740
Restructuring costs (1)	363	515	1,741	3,374
Acquisition and integration costs	—	—	—	70
Amortization of inventory step up	—	142	—	351
Startup costs (2)	574	709	2,282	3,278
Legal settlement (3)	—	—	(7,550)	—
Other unusual, third party costs (4) (5)	2,484	1,258	5,928	5,886
Resolution Agreement and Plea Agreement (6)	—	—	—	28,500
Total non-GAAP adjustments to operating loss	18,745	18,840	64,357	105,317
Non-GAAP operating income	11,963	5,673	33,455	18,911
Non-GAAP operating income as a % of total revenue	8.7%	4.3%	6.5%	3.9%
Adjustments to certain GAAP reported measures for the three and twelve months ended September 30, 2025 and 2024, include, but are not limited to, the following:
(1)For the three and twelve months ended September 30, 2025, primarily represents non-cash impairment charges incurred in connection with the exit of multiple sites. For the three and twelve months ended September 30, 2024, primarily represents costs incurred in connection with the exit of multiple sites and the enablement of the in-house integration of our North American transportation operations.
(2)For the three and twelve months ended September 30, 2025 and 2024, primarily represents costs related to the development and initiation of new service offerings that are not yet revenue generating for the respective periods.
(3)For the twelve months ended September 30, 2025, represents the settlement payment we received from FNI.
(4)For the three and twelve months ended September 30, 2025, primarily represents third party and legal costs incurred in connection with the Resolution Agreement and Plea Agreement and fees incurred in connection with our settlement with FNI. For the three and twelve months ended September 30, 2024, primarily represents legal costs incurred in connection with the DOJ investigation and certain remediation costs.
(5)For the three and twelve months ended September 30, 2025, includes costs associated to the 2025 Cybersecurity Incident.
(6)For the twelve months ended September 30, 2024, represents a charge related to the Resolution Agreement and Plea Agreement related to the DOJ investigation.

INOTIV, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
GAAP Consolidated Net Loss	$(8,552)	$(18,891)	$(68,625)	$(108,885)
Adjustments
Interest expense	15,703	12,316	56,593	46,884
Income tax benefit	(14,670)	(5,154)	(19,143)	(21,875)
Depreciation and amortization	13,940	14,594	55,928	57,118
Stock compensation expense	1,384	1,622	6,028	6,740
Acquisition and integration costs	—	—	—	70
Startup costs (1)	574	709	2,282	3,278
Restructuring costs (2)	363	515	1,741	3,374
Unrealized foreign exchange loss (gain)	427	(744)	384	(1,320)
Amortization of inventory step up	—	142	—	351
Loss (gain) on disposition of assets	158	862	388	(76)
Legal settlement (3)	—	—	(7,550)	—
Other unusual, third party costs (4)	2,484	1,258	5,928	5,886
Gain on debt extinguishment	—	(1,860)	—	(1,860)
Resolution Agreement and Plea Agreement (5)	—	—	—	28,500
Adjusted EBITDA	$11,811	$5,369	$33,954	$18,185
GAAP consolidated net loss as a percent of total revenue	(6.2)%	(14.5)%	(13.4)%	(22.2)%
Adjustments as a percent of total revenue	14.7%	18.6%	20.0%	25.9%
Adjusted EBITDA as a percent of total revenue	8.5%	4.1%	6.6%	3.7%
Adjustments to certain GAAP reported measures for the three and twelve months ended September 30, 2025 and 2024, include, but are not limited to, the following:
(1)For the three and twelve months ended September 30, 2025 and 2024, primarily represents costs related to the development and initiation of new service offerings that are not yet revenue generating for the respective periods.
(2)For the three and twelve months ended September 30, 2025, primarily represents non-cash impairment charges incurred in connection with the exit of multiple sites. For the three and twelve months ended September 30, 2024, primarily represents costs incurred in connection with the exit of multiple sites and the enablement of the in-house integration of our North American transportation operations.
(3)For the twelve months ended September 30, 2025, represents the settlement payment we received from FNI.
(4)For the three and twelve months ended September 30, 2025, primarily represents third party and legal costs incurred in connection with the Resolution Agreement and Plea Agreement, fees incurred in connection with our settlement with FNI and costs associated to the 2025 Cybersecurity Incident. For the three and twelve months ended September 30, 2024, primarily represents legal costs incurred in connection with the DOJ investigation and certain remediation costs.
(5)For the twelve months ended September 30, 2024, represents a charge related to the Resolution Agreement and Plea Agreement related to the DOJ investigation.